                                                                   Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Renal Care Group, Inc.:

We consent to the incorporation by reference in the Amendment No. 1 to the registration statement (No. 333-119285) dated December 14, 2004 on Form S-3 of Renal Care Group, Inc. of our report dated March 19, 2004, except for Note 17, which is as of April 16, 2004, with respect to the consolidated balance sheets of National Nephrology Associates, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K/A of Renal Care Group, Inc. filed April 19, 2004, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in accounting for goodwill and other intangible assets and debt extinguishments in 2002.

/s/ KPMG LLP

Nashville, Tennessee
December 14, 2004